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                                                                   EXHIBIT 23.2



                     Consent of Independent Public Accountants


We consent to the use of our report dated April 10, 1998, on the financial statements of Cerro Gordo Building & Loan, s.b. (the "Bank") and to reference made to us under the captions "Cerro Gordo Building & Loan, s.b.," "Statement of Income," "Legal and Tax Opinions" and "Experts" in the Application for Conversion and the amendment thereto filed by the Bank with the Office of Banks and Real Estate of the State of Illinois and in the Registration Statement and the amendment thereto filed by CGB&L Financial Group, Inc., with the United States Securities and Exchange Commission.




/s/ Olive LLP
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formerly known as Geo. S. Olive & Co. LLC


Decatur, Illinois
July 24, 1998